Exhibit 5.1

GRAUBARD MILLER
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

                                                    January 18, 2017

Long Island Iced Tea Corp.

116 Charlotte Avenue

Hicksville, NY 11801

Re: Registration Statement

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) filed by Long Island Iced Tea Corp. (the “Company”), a Delaware corporation, under the Securities Act of 1933, as amended (the “Act”), with respect to an aggregate of 4,348,889 shares of common stock, par value $0.0001 per share (“Common Stock”), to be offered for resale by certain individuals and entities (the “Selling Stockholders”), consisting of (i) 3,912,892 shares of Common Stock (the “Shares”) that are issued and outstanding and (ii) 435,997 shares of Common Stock (the “Warrant Shares”) that are issuable upon the exercise of certain outstanding warrants (the “Warrants”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that:

1. The Shares issued by the Company to the Selling Stockholders were duly authorized and legally issued, and are fully paid and non-assessable.

2. The Warrant Shares to be issued by the Company to the Selling Stockholders upon exercise of the Warrants have been duly authorized and, when issued in accordance with the applicable governing documents against payment of the consideration therefor as provided therein, will be legally issued, fully paid and non-assessable.

In giving this opinion, we have assumed that all certificates for the Shares have been, and all of the certificates for the Warrant Shares will be, duly executed on behalf of the Company by the duly authorized Company officers and/or the Company’s transfer agent and registered by the Company’s registrar, if necessary, and conform, or will conform, except as to denominations, to specimens which we have examined.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law, as amended. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GRAUBARD MILLER